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                                  EXHIBIT 99.1

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 -- SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by public companies. This safe harbor protects a company from securities law liability in connection with forward-looking statements if the company complies with the requirements of the safe harbor. As a public company, we have relied and will continue to rely on the protection of the safe harbor in connection with our written and oral forward-looking statements.

     When evaluating our business, you should consider:

     -  all of the information in this quarterly report on Form 10-Q;

     - the risk factors described in our Rule 424(b) prospectus filed with the Securities and Exchange Commission on August 5, 1999; and

     -  the risk factors described below.

                                  RISK FACTORS

     Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements or other future events. Moreover, neither we nor anyone else assumes responsibility for the accuracy or completeness of forward-looking statements. You should consider our forward-looking statements in light of the following risk factors and other information in this quarterly report. If any of the risks described below occurs, our business, results of operation and financial condition could differ from those projected in our forward-looking statements. We are under no duty to update any of our forward-looking statements after the date of the quarterly report. You should not place undue reliance on forward-looking statements.

FACTORS RELATING TO OUR BUSINESS AND THE MARKET FOR ELECTRONIC BUSINESS RELATIONSHIP MANAGEMENT SOLUTIONS MAKE OUR FUTURE OPERATING RESULTS UNCERTAIN, AND MAY CAUSE THEM TO FLUCTUATE FROM PERIOD TO PERIOD.

     Our operating results have varied in the past, and we expect that they may continue to fluctuate in the future. In addition, our operating results may not follow any past trends. Some of the factors that could affect the amount and timing of our revenues from software licenses and related expenses and cause our operating results to fluctuate include:

     -  market acceptance of our products;

     - the length and variability of the sales cycle for our products, which typically ranges between two and six months from our initial contact with a potential customer to the signing of a license agreement;

     - the timing of customer orders, which can be affected by customer order deferrals in anticipation of new product introductions, product enhancements, and customer budgeting and purchasing cycles;

     - our ability to successfully expand our sales force and marketing programs;

     -  our ability to successfully expand our international operations;

     - the introduction or enhancement of our products or our competitors' products;

     -  changes in our or our competitors' pricing policies;

     - our ability to develop, introduce and market new products on a timely basis; and

     - general economic conditions, which may affect our customers' capital investment levels in management information systems.

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     Our product revenues are not predictable with any significant degree of certainty and future product revenues may differ from historical patterns. Historically, we have recognized a substantial portion of our revenues in the last month of a quarter. If customers cancel or delay orders, it can have a material adverse impact on our revenues and results of operations from quarter to quarter. Because our results of operations may fluctuate from quarter to quarter, you should not assume that you could predict results of operations in future periods based on results of operations in past periods.

     Even though our revenues are difficult to predict, we base our expense levels in part on future revenue projections. Many of our expenses are fixed, and we cannot quickly reduce spending if revenues are lower than expected. This could result in significantly lower income or greater loss than we anticipate for any given period.

WE EXPECT SEASONAL TRENDS TO CAUSE OUR QUARTERLY LICENSE REVENUES TO FLUCTUATE AND IN RECENT YEARS OUR LICENSE REVENUES FOR THE FOURTH QUARTER OF OUR FISCAL YEAR HAVE EXCEEDED THE REVENUES FOR THE FOLLOWING QUARTER.

     We have experienced, and expect to continue to experience, seasonality with respect to product license revenues. In recent years, we have experienced relatively greater revenues from licenses in the fourth quarter of our fiscal year, which ends June 30th, than in each of the first three quarters, particularly the first quarter. We have historically recognized more license revenues in the fourth quarter of our fiscal year and recognized less license revenues in the subsequent first quarter. We believe that these fluctuations are caused in part by customer buying patterns and the efforts of our direct sales force to meet or exceed fiscal year-end quotas. In addition, our sales in Europe are generally lower during the summer months than during other periods. We expect that these seasonal trends are likely to continue in the future. If revenues for a quarter ending September 30 are lower than the revenues for the prior quarter, it may be hard to determine whether the reason for the reduction in revenues involves seasonal trends or other factors adversely affecting our business.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO PREDICT HOW OUR BUSINESS WILL DEVELOP AND FUTURE OPERATING RESULTS.

     We commenced operations in January 1991. We initially focused on the development of application software for pen computers. In September 1994, we changed our focus to research and development of electronic business relationship management software. We commercially released the initial version of our principal product, Pivotal Relationship, in April 1996. We commercially released the initial version of Pivotal eRelationship in February 1999. We have a limited operating history, and we face many of the risks and uncertainties encountered by early-stage companies in rapidly evolving markets.

     These risks and uncertainties include:

     -  no history of profitable operations;

     -  uncertain market acceptance of our products;

     -  our reliance on a limited number of products;

     - the risks that competition, technological change or evolving customer preferences could adversely affect sales of our products;

     -  the need to expand our sales and support capabilities;

     - our reliance on third parties to market, install, and support our products;

     - our dependence on a limited number of key personnel, including our co-founders; and

     - the risk that our management will not be able to effectively manage growth or any acquisition we may undertake.

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     The new and evolving nature of the electronic business relationship management market increases these risks and uncertainties. Our limited operating history makes it difficult to predict how our business will develop and our future operating results.

WE HAVE A HISTORY OF LOSSES, WE MAY INCUR LOSSES IN THE FUTURE AND OUR LOSSES MAY INCREASE BECAUSE OF OUR PLAN TO INCREASE OPERATING EXPENSES.

     We have incurred net losses in each fiscal year since inception, except for the year ended June 30, 1998, in which we had net income of approximately $4,000. In the quarter ended December 31, 1999, we had a net loss of approximately $164,000 and at December 31, 1999, we had an accumulated deficit of approximately $8.3 million. We have increased our operating expenses in recent periods and plan further increases in the future. Our planned increases in operating expenses may result in larger losses in future periods. As a result, we will need to generate significantly greater revenues than we have to date to achieve and maintain profitability. We cannot assure you that our revenues will increase. Our business strategies may not be successful, and we may not be profitable in any future period.

THE MARKET FOR OUR PRODUCTS IS HIGHLY COMPETITIVE.

     The market for our software is intensely competitive, fragmented and rapidly changing. We face competition from companies in two distinct markets, the electronic business relationship management software market and the electronic commerce software market.

     It is also possible that Microsoft Corporation may decide to introduce products that compete with ours.

     In addition, as we develop new products, particularly applications focused on electronic commerce or specific industries, we may begin competing with companies with whom we have not previously competed. It is also possible that new competitors will enter the market or that our competitors will form alliances that may enable them to rapidly increase their market share.

     Some of our actual and potential competitors are larger, better established companies and have greater technical, financial and marketing resources. Increased competition may result in price reductions, lower gross margins or loss of our market share, any of which could materially adversely affect our business, financial condition and operating results.

WE DEPEND UPON MICROSOFT AND THE CONTINUED ADOPTION AND PERFORMANCE OF THE MICROSOFT WINDOWS NT AND MICROSOFT BACKOFFICE PLATFORMS.

     We have designed our products to operate on the Microsoft Windows NT and Microsoft BackOffice platforms. As a result, we market our products exclusively to customers who have developed their computing systems around these platforms. Our future financial performance will depend on continued growth in the number of businesses that successfully adopt the Microsoft Windows NT and Microsoft BackOffice computing platforms. The Microsoft Windows NT and Microsoft BackOffice computing platforms face increasing competition, particularly from platforms such as Unix and Linux, databases from companies such as Oracle and Internet server software from companies such as Netscape. Acceptance of the Microsoft Windows NT and Microsoft BackOffice platforms may not continue to increase in the future. The market for software applications that run on these platforms has in the past been significantly affected by the timing of new product releases, competitive operating systems and enhancements to competing computing platforms. If the number of businesses that adopt Microsoft Windows NT and Microsoft BackOffice fails to grow or grows more slowly than we currently expect, or if Microsoft delays the release of new or enhanced products, our revenues from Pivotal eRelationship could be adversely affected.

     The performance of our products depends, to some extent, on the technical capabilities of the Microsoft Windows NT and Microsoft BackOffice platforms. If these platforms do not meet the technical demands of our products, the performance or scalability of our products could be limited and, as a result, our revenues from Pivotal eRelationship could be adversely affected.

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     The Windows 2000 operating system is a new product of Microsoft scheduled for release in February 2000. We have spent considerable resources testing the compatibility of our product with the Windows 2000 operating system. The performance of our products with the Windows 2000 operating system has not been tested in the marketplace. If our product is not compatible with Windows 2000, our revenues from Pivotal eRelationship could be adversely affected.

     Broad antitrust actions initiated by federal and state regulatory authorities are pending against Microsoft. Any outcome to these actions that weakens the competitive position of Microsoft Windows or BackOffice products would adversely affect the market for our products.

THE MARKET FOR OUR SOLUTIONS IS NEW AND HIGHLY UNCERTAIN AND OUR PLAN TO FOCUS ON INTERNET-BASED APPLICATIONS AND INTEGRATE ELECTRONIC COMMERCE FEATURES ADDS TO THIS UNCERTAINTY.

     The market for electronic business relationship management software is still emerging and continued growth in demand for and acceptance of electronic business relationship management products remains uncertain. Even if the market for electronic business relationship management software grows, businesses may purchase our competitors' products or develop their own. We believe that many of our potential customers are not fully aware of the benefits of electronic business relationship management solutions, and as a result, these solutions may never achieve full market acceptance.

     The development of our Internet-based Pivotal eRelationship applications for electronic business relationship management and our plan to integrate additional electronic commerce features with Pivotal eRelationship present additional challenges and uncertainties. We are uncertain how businesses will use the Internet as a means of communication and commerce and whether a significant market will develop for Internet-based electronic business relationship management applications such as Pivotal eRelationship. The use of the Internet is evolving rapidly, and many companies are developing new products and services that use the Internet. We do not know what forms of products and services may emerge as alternatives to our existing products or to any future Internet-based or electronic commerce features and services we may introduce. We have spent, and will continue to spend, considerable resources educating potential customers about our products and electronic business relationship management software solutions in general. However, even with these educational efforts, market acceptance of our products may not increase. If the markets for our products do not grow or grow more slowly than we currently anticipate, our revenues may not grow and may even decline.

     We have announced our PivotalHost program whereby we will provide customers access to our software applications on a monthly subscription basis over the Internet through an application service provider. We do not know whether this will prove to be a successful business model or if it will result in any material revenue for us. If a majority of our new customers purchase our products through the PivotalHost program, we may experience a significant change in our revenue recognition due to the recognition of license revenue over the extended life of the contract rather than revenue recognition at the date of purchase.

     We have also announced our Pivotal business-to-business (B2B) Syndicate program. Under this program, we intend to use the Internet to furnish our customers with information or services provided by the B2B Syndicate members. We do not know whether this will prove to be a successful business model or if it will result in any material revenue for Pivotal.

OUR SUCCESS WILL DEPEND UPON THE SUCCESS OF OUR INTEGRATED PRODUCT SUITE.

     We anticipate that virtually all of our revenues and growth in the foreseeable future will come from sales of our integrated product suite, consisting of Pivotal eRelationship Intrahub, eRelationship CustomerHub and eRelationship Partnerhub product licenses and related services. Accordingly, failure of our integrated product suite to gain increased market acceptance and compete successfully would adversely affect our business, results of operations and financial condition. Our future financial performance will depend on our ability to succeed in the continued sale of our integrated product suite and related services, as well as the development of new versions and enhancements of the product.
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THE SUCCESS OF PIVOTAL ERELATIONSHIP WILL DEPEND UPON THE CONTINUED USE AND
EXPANSION OF THE INTERNET.

     Increased sales of Pivotal eRelationship, and any future Internet-based applications and electronic commerce features we integrate with it, will depend upon the expansion of the Internet as a leading platform for commerce and communication. If the Internet does not continue to become a widespread communications medium and commercial marketplace, the demand for Pivotal eRelationship could be significantly reduced, and Pivotal eRelationship and any future Internet-based and electronic commerce features may not be commercially successful. The Internet infrastructure may not be able to support the demands placed on it by continued growth. The Internet could lose its viability due to delays in the development or adoption of new equipment, standards and protocols to handle increased levels of Internet activity, security, reliability, cost, ease of use, accessibility and quality of service.

     Other concerns that could inhibit the growth of the Internet and its use by business as a medium for communication and commerce include:

     -  concerns about security of transactions conducted over the Internet;

     - concerns about privacy and the use of data collected and stored recording interactions over the Internet;

     - the possibility that federal, state, local or foreign governments will adopt laws or regulations limiting the use of the Internet or the use of information collected from communications or transactions over the Internet; and

     -  the possibility that governments will seek to tax Internet commerce.

OUR FUTURE REVENUE GROWTH COULD BE IMPAIRED IF WE ARE UNABLE TO EXPAND OUR DIRECT SALES AND SUPPORT INFRASTRUCTURE.

     Our future revenue growth will depend in large part on our ability to successfully expand our direct sales force and our customer support capability. We may not be able to successfully manage the expansion of these functions or to recruit and train additional direct sales, consulting and customer support personnel. There is presently a shortage of qualified personnel to fill these positions. If we are unable to hire and retain additional highly skilled direct sales personnel, we may not be able to increase our license revenue to the extent necessary to achieve profitability. If we are unable to hire highly trained consulting and customer support personnel we may be unable to meet customer demands. We are not likely to be able to increase our revenues as we plan if we fail to expand our direct sales force or our consulting and customer support staff. Even if we are successful in expanding our direct sales force and customer support capability, the expansion may not result in revenue growth.

WE RELY ON OUR PIVOTAL ALLIANCE NETWORK OF INDEPENDENT COMPANIES TO SELL, INSTALL AND SERVICE OUR PRODUCTS AND TO PROVIDE SPECIALIZED SOFTWARE FOR USE WITH THEM, AND OUR PIVOTALHOST PROGRAM WILL RELY ON THIRD-PARTY APPLICATION SERVICE PROVIDERS.

     We do not have the internal implementation and customization capability to support our current level of sales of licenses. Accordingly, we have established and relied on our international network of independent companies we call the Pivotal Alliance. Members of the Pivotal Alliance market and sell our products, provide implementation and customization services, provide technical support and maintenance on a continuing basis and provide us with software applications that we can bundle with our solutions to address specific industry and customer requirements. Approximately 35% and 34% of our revenues for the six months ended December 31, 1999 and 1998, respectively were from sales made through third-party resellers. Almost all of our customers retain members of the Pivotal Alliance to install and customize our products. If we fail to maintain our existing Pivotal Alliance relationships, or to establish new relationships, or if existing or new members of the Pivotal Alliance do not perform to our expectations, our ability to sell, install and service our products may suffer.
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     There is an industry trend toward consolidation of systems integrators that implement, customize and maintain software solutions. Some of the systems integrators in the Pivotal Alliance have engaged in discussions concerning business consolidations. We are uncertain as to the effect that any consolidation may have on our relationships with members of the Pivotal
Alliance.

     Enterprise 360 is a consortium founded in 1998 to integrate and promote our products as part of a turnkey electronic business relationship management solution. The terms of our relationship with the members of the consortium have not been formalized and are subject to change, and any of the members may withdraw at any time. We have not generated a significant amount of revenues through this relationship and do not know whether it will be successful.

     The success of our PivotalHost program will depend on the commitment and performance of third-party application service providers to successfully implement and market services that incorporate our solutions. Likewise, the success of our participation in the hosting program announced by Microsoft and Cisco will depend on their continued commitment to the program and our participation in it, and their success in implementing and marketing their hosting program.

THE LOSS OF OUR CO-FOUNDERS OR OTHER KEY PERSONNEL OR OUR FAILURE TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

     Our success depends largely upon the continued service of our executive officers and other key management, sales and marketing and technical personnel. The loss of the services of one or more of our executive officers or other key employees could have a material adverse effect on our business, results of operations and financial condition. In particular, we rely on our co-founders, Norman Francis, President, Chief Executive Officer and director, and Keith Wales, our Chief Technical Officer, Vice-President, Research and Development and director. Messrs. Francis and Wales do not have employment agreements and, therefore, could terminate their employment with us at any time without penalty. We have key man insurance on the lives of Messrs. Francis and Wales in the amount of Cdn.$1,000,000 each. However, this insurance would not sufficiently compensate us for the loss of services of either Mr. Francis or Mr. Wales.

     Our future success also depends on our ability to attract and retain highly qualified personnel. The competition for qualified personnel in the computer software and Internet markets is intense, and we may be unable to attract or retain highly qualified personnel in the future. In addition, due to intense competition for qualified employees, it may be necessary for us to increase the level of compensation paid to existing and new employees to the degree that our operating expenses could be materially increased.

WE FACE RISKS FROM THE EXPANSION OF OUR INTERNATIONAL OPERATIONS.

     We intend to substantially expand our operations outside the United States and Canada. We have acquired Transitif S.A. in France and increased our number of European based employees. International operations are subject to numerous inherent potential risks, including:

     -  unexpected changes in regulatory requirements;

     -  export restrictions, tariffs and other trade barriers;

     -  changes in local tax rates or rulings by local tax authorities;

     - challenges in staffing and managing foreign operations, differing technology standards, employment laws and practices in foreign countries;

     -  less favorable intellectual property laws;

     - longer accounts receivable payment cycles and difficulties in collecting payments;

     -  political and economic instability; and

     - fluctuations in currency exchange rates and the imposition of currency exchange controls.

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     Any of these factors could have a material adverse effect on our business, financial condition or results of operations.

     Our international expansion will require significant management attention and financial resources. We will have to significantly enhance our direct and indirect international sales channels and our support and services capabilities. We may not be able to maintain or increase international market demand for our products. We may not be able to sustain or increase international revenues from licenses or from consulting and customer support.

     In some foreign countries we rely on selected solution providers to translate our software into local languages, adapt it to local business practices and complete installations in local markets. We are highly dependent on the ability and integrity of these solution providers, and if any of them should fail to properly translate, adapt or install our software, our reputation could be damaged and we could be subjected to liability. If any of these solution providers should fail to adequately secure our software against unauthorized copying, our proprietary software could be compromised.

FLUCTUATIONS IN EXCHANGE RATES BETWEEN THE UNITED STATES DOLLAR AND THE CANADIAN DOLLAR, UNITED KINGDOM POUND STERLING OR FRENCH FRANC MAY AFFECT OUR OPERATING RESULTS.

     Substantially all of our revenues and corresponding receivables are in United States dollars. However, a majority of our research and development expenses, customer support costs and administrative expenses are in Canadian dollars. We also are investing in our international operations resulting in increased future operating expenses in United Kingdom pound sterling and French franc. We are exposed to fluctuations in the exchange rates between the United States dollar and the Canadian dollar, the United States dollar and the United Kingdom pound sterling and the United States dollar and the French franc through our operations in Canada, United Kingdom and France respectively. In the quarter ended March 31, 1999, we adopted a hedging policy intended to reduce the effects of these fluctuations on our results of operations. As part of our hedging policy, we identify our future Canadian currency requirements related to payroll costs, capital expenditures and operating lease commitments, and purchase forward exchange contracts at the beginning of an operational period to cover these currency needs. The operational period for our contracts is generally limited to one quarter. If our actual currency requirements differ materially from our hedged position during periods of currency volatility, or if we do not continue to hedge our Canadian currency commitments, we could experience unanticipated currency gains or losses.

     Our hedging policy subjects us to risks relating to the creditworthiness of the commercial banks that we contract with in our hedging transactions. If one of these banks cannot honor its obligations, we may suffer a loss.

     The purpose of our hedging policy is to reduce the effect of exchange rate fluctuations on our results of operations. Therefore, while our hedging policy reduces our exposure to losses resulting from unfavorable changes in currency exchange rates, it also reduces or eliminates our ability to profit from favorable changes in currency exchange rates.

WE HAVE EXPERIENCED RAPID GROWTH WHICH HAS PLACED A STRAIN ON OUR RESOURCES, AND ANY FAILURE TO MANAGE OUR GROWTH EFFECTIVELY COULD CAUSE OUR BUSINESS TO SUFFER.

     We have been expanding our operations rapidly and intend to continue this expansion for the foreseeable future. The number of our employees increased from 70 on June 30, 1997 to 347 on December 31, 1999. This expansion has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources as we integrate and manage new employees, more locations and more customer, supplier and other business relationships. In the past we have decided to, and in the future we may need to, improve or replace our existing operational and customer service systems, procedures and controls. Any failure by us to properly manage our growth or these systems and procedural transitions could impair our ability to efficiently manage our business, to maintain and expand important relationships with members of the Pivotal
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Alliance and other third parties and to attract and service customers, and could cause us to incur higher operating costs and delays in the execution of our business plan or in the reporting or tracking of our financial results.

THE INTEGRATION OF TRANSITIF S.A. AND ANY FUTURE ACQUISITIONS MAY BE DIFFICULT AND DISRUPTIVE.

     In early December 1999, we acquired Transitif S.A., a French corporation that distributes electronic business relationship management solutions. We are currently in the process of integrating the Transitif S.A. business with our business. This integration is subject to risks commonly encountered in making acquisitions, including, among others, risk of loss of key personnel, difficulties associated with assimilating ongoing business and the ability of our sales force and consultants to integrate. We may not successfully overcome these risks or any other problems encountered in connection with the acquisition of Transitif S.A. As part of our business strategy, we may seek to grow by making additional acquisitions.

     We may not effectively select acquisition candidates or negotiate or finance acquisitions or integrate the acquired businesses and their personnel or acquired products or technologies into our business. We cannot assure you that we can complete any acquisition we pursue on favorable terms, or that any acquisition will ultimately benefit our business.

OUR SALES CYCLE IS LONG AND SALES DELAYS COULD CAUSE OUR OPERATING RESULTS TO VARY WIDELY.

     We believe that an enterprise's decision to purchase an electronic business relationship management system is discretionary, involves a significant commitment of its resources and is influenced by its budget cycles. To successfully sell licenses for our products, we typically must educate our potential customers regarding the use and benefits of electronic business relationship management software in general and our solutions in particular, which can require significant time and resources. Consequently, the period between initial contact and the purchase of licenses for our products is often long and subject to delays associated with the lengthy budgeting, approval and competitive evaluation processes that typically accompany significant capital expenditures. We frequently must invest substantial resources to develop a relationship with a potential customer and educate its personnel about our products and services with no guarantee that our efforts will be rewarded with a sale. Our sales cycles are lengthy and variable, typically ranging between two and six months from our initial contact with a potential customer to the signing of a license agreement, although sales sometimes require substantially more time. Sales delays could cause our operating results to vary widely.

OUR PLAN TO EXPAND OUR SERVICE CAPABILITY COULD ADVERSELY AFFECT GROSS PROFIT MARGINS AND OPERATING RESULTS.

     Revenues from services and maintenance have lower gross margins than revenues from licenses; therefore an increase in the percentage of revenues generated from services and maintenance as compared to revenues from licenses will lower our overall gross margins. In addition, an increase in the cost of revenues from services and maintenance as a percentage of revenues from services and maintenance could have a negative impact on overall gross margins.

     Although margins related to revenues from services and maintenance are lower than margins related to revenues from licenses, our services organization currently generates gross profits, and we are seeking to expand our service capability and our revenues from services and maintenance.

     Revenues from services and maintenance depend in part on renewals of technical support contracts by our customers, some of which may not renew their technical support contracts. Our ability to increase revenues from services and maintenance will depend in large part on our ability to increase the scale of our services organization, including our ability to successfully recruit and train a sufficient number of qualified services personnel. We may not be able to do so.

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     To meet our expansion goals, we expect to hire additional services personnel. If demand for our services organization does not increase in proportion to the number of additional personnel we hire, gross profits could fall, or we may incur losses from our services activities. In addition, the costs of delivering services could increase and any material increase in these costs could reduce or eliminate the profitability of our services activities.

WE RELY ON SOFTWARE LICENSED TO US BY THIRD PARTIES FOR FEATURES WE INCLUDE IN OUR PRODUCTS.

     We incorporate into our products software that is licensed to us by third-party software developers including Microsoft's SQL Server 7.0, Sheridan Calendar Control, InstallShield 3 and Seagate Crystal Reports. We are seeking to further increase the capabilities of our products by licensing additional applications from third parties. A significant interruption in the availability of any of this licensed software could adversely affect our sales, unless and until we can replace this software with other software that performs similar functions. Because our products incorporate software developed and maintained by third parties, we depend on these third parties' abilities to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis, and respond to emerging industry standards and other technological changes. If third-party software offered now or in the future in conjunction with our products becomes obsolete or incompatible with future versions of our products, we may not be able to continue to offer some of the features we presently include in our products unless we can license alternative software or develop the features ourselves.

WE MUST CONTINUE TO DEVELOP ENHANCEMENTS TO OUR PRODUCTS AND NEW APPLICATIONS AND FEATURES THAT RESPOND TO THE EVOLVING NEEDS OF OUR CUSTOMERS, RAPID TECHNOLOGICAL CHANGE AND ADVANCES INTRODUCED BY OUR COMPETITORS.

     The software market in which we compete is characterized by rapid change due to changing customer needs, rapid technological changes and advances introduced by competitors. Existing products become obsolete and unmarketable when products using new technologies are introduced and new industry standards emerge. New technologies could change the way electronic business relationship management products are sold or delivered. As a result, the life cycles of our products are difficult to estimate. We also may need to modify our products when third parties change software we integrate into our products.

     To be successful we must continue to enhance our current product line and develop new applications and features. For example, we have announced our PivotalHost program of delivering electronic business relationship management solutions through application service providers on a monthly subscription basis.

     We may not be able to successfully develop or license the applications necessary to offer these or other features, or to integrate these applications with our existing products. We have delayed enhancements and new product release dates several times in the past and may not be able to introduce new products, product enhancements, new applications or features successfully or in a timely manner in the future. If we delay release of our new products or product enhancements or new applications or features or if they fail to achieve market acceptance when released, we may not be able to keep up with the latest developments in the market and our revenues may fall. We may not be able to respond effectively to customer needs, technological changes or advances introduced by our competitors, and our products could become obsolete.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS.

     Our success depends in part on our ability to protect our proprietary software and our other proprietary rights from copying, infringement or use by unauthorized parties. To protect our proprietary rights we rely primarily on a combination of copyright, trade secret and trademark laws, confidentiality agreements with employees and third parties, and protective contractual provisions such as those contained in license agreements with consultants, vendors and customers, although we have not signed these types of agreements in every case. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of

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our products and obtain and use information that we regard as proprietary. Other parties may breach confidentiality agreements and other protective contracts we have entered into. We may not become aware of, or have adequate remedies in the event of, these types of breaches or unauthorized activities.

CLAIMS BY OTHER COMPANIES THAT OUR PRODUCTS INFRINGE THEIR COPYRIGHTS OR PATENTS COULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS AND INCREASE OUR COSTS.

     If any of our products violates third-party proprietary rights, including copyrights and patents, we may be required to reengineer our products or obtain licenses from third parties to continue offering our products without substantial reengineering. Although some of our current and potential competitors have sought patent protection for similar electronic business relationship management systems, we have not sought patent protection for our solutions. If a patent has been issued or is issued in the future to a third party that prevents us from using technology included in our products, we would need to obtain a license or re-engineer our product to function without infringing the patent. Any efforts to re-engineer our products or obtain licenses from third parties may not be successful and, in any case, could substantially increase our costs, or force us to interrupt product sales or delay product releases.

OUR PRODUCTS AND PRODUCTS WE RELY ON MAY SUFFER FROM DEFECTS OR ERRORS.

     Software products as complex as ours may contain errors or defects, especially when first introduced or when new versions are released. We have had to delay commercial release of some versions of our products until software problems were corrected, and in some cases have provided product enhancements to correct errors in released products. Our new products and product enhancements or new applications or features may not be free from errors after commercial shipments have begun. Any errors that are discovered after commercial release could result in loss of revenues or delay in market acceptance, diversion of development resources, damage to our reputation, increased service and warranty costs and liability claims.

     Our end-user licenses contain provisions that limit our exposure to product liability claims, but these provisions may not be enforceable in all jurisdictions. In some cases, we have been required to waive these contractual limitations. Further, we may be exposed to product liability claims in international jurisdictions where our solution provider has supplied our products and negotiated the license without our involvement. A successful product liability claim could result in material liability and damage to our reputation.

     In addition, products we rely on, such as Microsoft platform products, may contain defects or errors. Our products rely on these products to operate properly. Therefore, any defects in these products could adversely affect the operation of and market for our products, reduce our revenues, increase our costs and damage our reputation.

IF OUR CUSTOMERS' SYSTEM SECURITY IS BREACHED, OUR BUSINESS AND REPUTATION COULD SUFFER.

     A fundamental requirement for online communications is the secure transmission of confidential information over the Internet. Users of our products transmit their and their customers' confidential information over the Internet. In our license agreements with our customers, we disclaim responsibility for the security of confidential data and have contractual indemnities for any damages claimed against us. However, if unauthorized third parties are successful in obtaining confidential information from users of our products, our reputation and business may be damaged and, if our contractual disclaimers and indemnities are not enforceable, we may be subjected to liability.

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CHANGES IN ACCOUNTING STANDARDS AND IN THE WAY WE CHARGE FOR LICENSES COULD
AFFECT OUR FUTURE OPERATING RESULTS.

     We recognize revenues from the sale of software product licenses on delivery of our products if:

     -  persuasive evidence of an arrangement exists,

     -  the fee is fixed and determinable,

     - we can objectively allocate the total fee among all elements of the arrangement, and

     -  collection of the license fee is probable.

     Under certain license arrangements, with either a fixed or indefinite term, our customers agree to pay for the license with periodic payment extending beyond one year. We recognize revenues from these arrangements as the periodic payments become due, provided all other conditions for revenue recognition are met. If these arrangements become popular with our customers, we may have lower revenues in the short term than we would otherwise, because revenues for licenses sold under these arrangements will be recognized over time rather than upon delivery of our product.

     We recognize maintenance revenues ratably over the contract term, typically one year, and recognize revenues for consulting, education and implementation and customization services as the services are performed.

     Statement of Position 97-2, "Software Revenue Recognition," was issued in October 1997 by the American Institute of Certified Public Accountants and amended by Statement of Position 98-4. We adopted Statement of Position 97-2 effective January 1, 1998. The American Institute of Certified Public Accountants has also issued Statement of Position 98-9, which is effective for us for transactions entered into beginning January 1, 2000. However, full implementation guidelines for this standard have not yet been issued. Once available, these implementation guidelines could lead to unanticipated changes in our current revenue accounting practices.

     Accounting standard setters, including the Securities and Exchange Commission and the Financial Accounting Standards Board, are also reviewing the accounting standards related to business combinations and stock-based compensation.

     Any changes to these accounting standards or any other accounting standards or the way these standards are interpreted or applied could require us to change the manner in which we recognize revenue or the way we account for share compensation or for any acquisition we may pursue or other aspects of our business, in a manner that could adversely affect our reported financial results.

APPROXIMATELY 16 MILLION COMMON SHARES BECAME AVAILABLE FOR SALE ON JANUARY 31, 2000 AND SALES OF THESE SHARES MAY DEPRESS OUR SHARE PRICE.

     Holders of approximately 16 million of our common shares agreed with the underwriters of our initial public offering, not to sell any of their shares until 180 days from the date of the initial public offering. This agreement expired January 31, 2000 and sale of those shares may depress our share price.

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